Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to incorporation by reference of our report dated April 15, 2022, with respect to the consolidated balance  sheets  of AXIM Biotechnologies,  Inc.  as of December  31, 2021   and  2020,  and the related  consolidated statement of operations, statement of shareholders'  deficit and cash flows for the years in the two-year period ended December 31, 2021, which includes an explanatory paragraph regarding the substantial doubt about the Company's ability to continue as a going concern,  included  in this Annual Report on Form 10-K of Axim Biotechnologies,  Inc. (the "Company").  We hereby consent to the incorporation by reference of said report  in the Registration Statements of Axim Biotechnologies, Inc.  on Form S-3 (File No.  333-220155).

/s/ RBSM LLP

__________________________

RBSM LLP

New York, New York

April 15, 2022